Exhibit 10.89

January 5, 2006

Gunn Allen Financial, Inc.

5002 West Waters Avenue

Tampa FL 33634

Attn: Dean G. Tanella, Vice President, Equity Capital Markets

Re:	Amendment to Private Placement Agency Agreement

Dear Mr.Tanella:

This letter-agreement shall confirm our understanding and agreement that the terms of paragraph l(a) of that certain Private Placement Agency Agreement (the “Agreement”) dated September 22, 2005 between GunnAllen Financial, Inc. (“GAF”) and Biovest International, Inc. (“Biovest) shall be amended as follows:

The first sentence of paragraph 1(a) shall be amended to read:

“We currently anticipate raising up to $25 million involving the sale of equity securities, including all forms of equity, convertible debt, debt or debt with warrants, warrants and the securities issuable upon exercise of warrants (collectively “the Securities”), to institutional and accredited investors (the “Offering”).”

Paragraph 1(b) is expanded to exclude any funding based on or related to New Market Tax Credits or other governmental subsidies or inducements from the engagement and the obligation to pay fees under the engagement. Biovest may engage placement agents other than GAF and pursue funding based on or relating to New Market Tax Credits and government subsidies and inducements without further notice to or consent from GAF.

It is further agreed that except as specifically modified and amended hereby, the Agreement shall remain in full force and effect according to its terms.

By signing below, the parties hereby agree to signify their acceptance of the above amendment, effective as of the date of this letter amendment.

Biovest International, Inc.		GunnAllen Financial, Inc.

By	/s/ James McNulty	by	/s/ Dean G. Tanella
	James McNulty, CFO		Dean G. Tanella, Executive V.P. Equity Capital Markets

Date: 1/6/06		Date:

CORPORATE HEADQUARTERS • 324 S, HYDE PARK AVENUE SUITE 350 TAMPA FL 33606

813-864-2554 • FAX 813-258-6912